JAMES P. WALLIN, ESQ.
                             2500 WESTCHESTER AVENUE
                            Purchase, New York 10577





                                                        October 30, 1995


Evergreen Investment Trust
2500 Westchester Avenue
Purchase, New York 10577

Dear Sirs:

         Evergreen Investment Trust, a Massachusetts business trust (the "Fund"), is filing with the Securities and Exchange Commission a Rule 24f-2 notice containing the information specified in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940 (the "Rule"). I have been advised that in its Registration Statement on Form N-1A, the Fund filed the declaration authorized by paragraph (a)(1) of the Rule to the effect that an indefinite number of shares of beneficial interest of the Fund (the "Shares") were registered by the Registration Statement. The effect of the Rule 24f-2 Notice, when accompanied by the filing fee, if any, payable as prescribed by paragraph
(c) of the Rule and by this Opinion, will be to make definite in number the number of shares of beneficial interest of the Fund sold by the Fund during the fiscal year ended August 31, 1995 of seven of its separate investment series, namely the Evergreen High Grade Tax Free Fund ("High Grade") Evergreen Treasury Money Market Fund ("Treasury"), Evergreen Florida Municipal Bond Fund ("Florida"), Evergreen Georgia Municipal Bond Fund ("Georgia"), Evergreen North Carolina Municipal Bond Fund ("North Carolina"), Evergreen South Carolina Municipal Bond Fund ("South Carolina"), and Evergreen Virginia Municipal Bond Fund ("Virginia") in reliance upon the Rule (the "Rule 24f-2 Shares").

     I have, as counsel, participated in various proceedings relating to the Fund and to the Rule 24f-2 Shares. I have examined copies, either certified or otherwise proved to my satisfaction to be genuine, of the Fund's Declaration of Trust, as now in effect, the minutes of meetings of the Trustees of the Fund and other documents relating to the organization and operation of the Fund. I have also reviewed the form of the Rule 24f-2 Notice being filed by the Fund. I am generally familiar with the business affairs of the Fund.

     The Fund has advised me that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Fund current at the time of sale, and that the Rule 24f-2 Shares were sold for a consideration not less than the net asset value thereof as required by the Investment Company Act of 1940 and not less than the par value thereof.

     Based upon the foregoing, it is my opinion that the Rule 24f-2 Shares were legally issued and are fully paid and non-assessable. However, I note that as set forth in the Registration Statement, the Fund's shareholders might, under certain circumstances, be liable for transactions effected by the Fund.


     I hereby consent to the filing of this Opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Fund, and to the filing of this Opinion under the securities laws of any state.

     I am a member of the Bar of the State of New York and do not hold myself out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. I note that I am not licensed to practice law in The Commonwealth of Massachusetts, and to the extent that any opinion expressed herein involves the law of Massachusetts, such opinion should be understood to be based solely upon my review of the documents referred to above, the published statutes of that Commonwealth and, where applicable, published cases, rules or regulations of regulatory bodies of that Commonwealth.


                                                  Very truly yours,

                                                 /s/James P. Wallin
                                                ---------------------
                                                  James P. Wallin